Exhibit 99.1

Royal Gold Increases Common Stock Dividend 5% to $0.92 per Share

DENVER, COLORADO. NOVEMBER 10, 2015: ROYAL GOLD, INC. (NASDAQ: RGLD; TSX: RGL) (“Royal Gold” or the “Company”), today announced that its Board of Directors increased the Company’s annual dividend for its shares of common stock from $0.88 to $0.92 per share, payable on a quarterly basis of $0.23 per share. The newly declared dividend is 5% higher than the dividend paid in calendar year 2015. Royal Gold has steadily increased its annual dividend every year since 2001.

The Board declared the dividend of $0.23 per share will be payable on January 22, 2016, to shareholders of record at the close of business on January 8, 2016.

Tony Jensen, President and CEO, commented, “For 15 consecutive years, Royal Gold has increased its annual dividend. Our strong cash flow from operations has allowed us to balance growth with return of capital at a time when others are reducing or eliminating dividends. We recently completed four streaming transactions which we expect to strengthen our cash flow position even further as these new streams are integrated into the portfolio.”

Royal Gold is a precious metals royalty and stream company engaged in the acquisition and management of precious metal royalties, streams, and similar production based interests. The Company owns interests on 197 properties on six continents, including interests on 39 producing mines and 23 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517

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Exhibit 99.1

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include expectations concerning growth of the Company’s cash flow; and statements about growth and development at operations which are subject to our streaming agreements. Please see the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission for a discussion of the Company’s risks and uncertainties. Readers are cautioned not to put undue reliance on forward-looking statements.

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